Exhibit (a)(1)(E)

Confirmation E-mail/Letter to Optionees who Elect to Participate in the Exchange Program

Dear [Optionee Name],

NightHawk has received your election form dated [Click and Type Date], 2009, by which you elected to have some or all of your eligible outstanding options cancelled in exchange for restricted stock units, or, if applicable, cash, subject to the terms and conditions of the Offer, as follows:

Original Grant Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option?
Yes
Yes
Yes
Yes

If you change your mind, you may change your election as to some or all of your options eligible to be exchanged by submitting a new election form by facsimile or e-mail before 9:00 p.m., Pacific Time, on April 14, 2009 to the Stock Plan Administrator at:

NightHawk Radiology Holdings, Inc.

601 Front Avenue, Suite #502

Coeur d’Alene, Idaho 83814

Fax: (208) 415-0558

E-mail: optionexchange@nighthawkrad.net

The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems. Only documents that are complete, signed and actually received by the Stock Plan Administrator by the deadline will be accepted. Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) or by hand delivery are not permitted. If you have questions, please direct them to the Stock Plan Administrator at (208) 415-0558 or Paul Cartee, Senior Vice President and General Counsel of the Company at (208) 292-2258

Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the Offer, NightHawk will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when NightHawk gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. NightHawk’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the Offer period.

This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the Election Form; (3) the Instructions Forming Part of the Terms and Conditions of the Offer; and (4) the Agreement to Terms of Election. You may access these documents on our intranet site at http://intranet.nighthawkrad.net or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail/Letter to Optionees who Decline Participation in the Exchange Program

Dear [Optionee Name],

NightHawk has received your election form dated [Click and Type Date], 2009, by which you rejected NightHawk’s Offer to exchange your eligible outstanding options for restricted stock units, or, if applicable, cash as follows:

Original Grant Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option?

If you change your mind, you may change your election as to some or all of your eligible options by submitting a new election form and electing “Yes” to exchange your options eligible for exchange rather than “No” to retain your eligible option. A properly signed and completed election form must be received by facsimile or e-mail before 9:00 p.m., Pacific Time, on April 14, 2009 to the Stock Plan Administrator at:

NightHawk Radiology Holdings, Inc.

601 Front Avenue, Suite #502

Coeur d’Alene, Idaho 83814

Fax: (208) 763-3798

E-mail: optionexchange@nighthawkrad.net

The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems. Only documents that are complete, signed and actually received by the Stock Plan Administrator by the deadline will be accepted. Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) or by hand delivery are not permitted. If you have questions, please direct them to the Stock Plan Administrator at (208) 415-0558 or Paul Cartee, Senior Vice President and General Counsel of the Company, at (208) 292-2258.

This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the Election Form; (3) the Instructions Forming Part of the Terms and Conditions of the Offer; and (4) the Agreement to Terms of Election. You may access these documents on our intranet site at http://intranet.nighthawkrad.net or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.